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                    EXCLUSIVE PRODUCTION/RECORDING AGREEMENT

          AGREEMENT made this 17th day of March 1997, by and between WALL STREET RECORDS, INC., a New Jersey Corporation, 2500 McClellan Avenue, Suite 340, Pennsauken, NJ 08109 (hereinafter referred to as "COMPANY") and GRANT ELDRIDGE, an individual citizen of the United States, p/k/a "EL-DREX" (hereinafter referred to as "ARTIST").

                                   WITNESSETH

         WHEREAS, COMPANY is currently engaged in the business of recording artists and attempting to secure Distribution Agreements with third party record companies for release of Artist's recordings, and

         WHEREAS, ARTIST wishes to exclusively render ARTIST's services as recording artist to COMPANY; and

         WHEREAS, ARTIST may herewith concurrently enter into a Management, Co-Publishing and Exclusive Songwriter's Agreement with COMPANY and/or its publishing affiliates and the duration of the term therein shall be coterminous with this AGREEMENT.

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, COMPANY and ARTIST hereby agree as follows:

         1. COMPANY hereby engages ARTIST's exclusive personal services as a phonograph recording artist and ARTIST hereby agrees to record solely for COMPANY pursuant to the terms set forth herein.


         2. The Initial Term of this AGREEMENT be a period of twelve (12) months, commencing as of the date of the completion of the demo tapes. Subject to the terms hereof, COMPANY shall have five (5) one year options to extend the Initial Term for five (5) additional consecutive periods of one (1) year each (the "First, Second, Third, Fourth and Fifth Additional Terms.") Subject to Paragraph 3(c) below, each such option shall be deemed exercised unless COMPANY notifies ARTIST to the contrary by written notice delivered at any time prior to the expiration of the then-current Term.

         3. (a) ARTIST understands that COMPANY shall not actually manufacture and distribute phonograph records embodying ARTIST's performances, but rather COMPANY shall seek to enter into an agreement with a third party record company or companies (the "Record Company") pursuant to which the Record Company shall manufacture and distribute such phonograph records (the "Distribution Agreement"). Accordingly, notwithstanding the provisions of Paragraph 2 above, ARTISTS agrees that the Initial Term of any Additional Term hereunder during which the term of any Distribution Agreement shall commence shall be extended until the last day of the initial term of such Distribution Agreement and, in such event, specific dates, periods and time requirements referred to herein (including but not limited to option exercise dates) shall be adjusted to conform with the dates, periods and time requirements provided for in said Distribution Agreement. ARTIST further agrees that in the event that the term hereof as set forth in Paragraph 2 would expire prior to the expiration of the term of any Distribution Agreement, then the term hereof shall be automatically extended until expiration of the term of such Distribution Agreement and any and all extensions, renewals, substitutions and continuations thereof.



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                  (b) Other than provisions 6(a) and (b) and 13 herein which relate to advances, royalties and accountings due ARTIST, the parties agree that any other provision herein which addresses the same subject matter as addressed in the Distribution Agreement (e.g., definitions, warranties, etc.) shall be deemed to conform to the corresponding provision in the Distribution Agreement, but to the extent that any provision contained in the Distribution Agreement does not have a corresponding provision herein (e.g. reserves, free goods), such provisions of the Distribution Agreement shall be deemed incorporated herein.

                  (c) Notwithstanding anything to the contrary contained herein, in the event that within the Initial Term Company does not enter into a Distribution Agreement with a Record Company pursuant to which a recording embodying Artist's performances shall be released, ARTIST shall have the right to terminate this AGREEMENT by written notice delivered to COMPANY within thirty
(30) days after expiration of the Initial Term, in which case this AGREEMENT shall terminate upon COMPANY'S receipt of ARTIST's notice. ARTIST agrees, however, that if COMPANY is engaged in substantial negotiations with such a Record Company as of the expiration of said Initial Term, same shall be extended for an additional period of ninety (90) days.

                  (d) Notwithstanding anything to the contrary contained herein, ARTIST shall allow COMPANY to release, manufacture, distribute and sell on COMPANY'S record label any of the material, that COMPANY and ARTIST record, including but not limited to a "compilation album" of ARTIST's cuts together with other artists.

         Further, ARTIST agrees that in the event COMPANY does release on its own label pursuant to paragraph 3(d) for national distribution ARTIST's recordings and said recording achieve sales of Ten Thousand (10,000) or more units in the first year of release, then COMPANY shall be granted an additional one (1) year period to release one (1) additional LP of ARTIST under the terms and conditions set forth herein.

         4. ARTIST shall record at mutually agreeable times at studios selected by COMPANY in consultation with ARTIST with a copy to ARTIST pursuant to a recording budget determined solely by COMPANY. ARTIST acknowledge that COMPANY shall select, after consultation with ARTIST, the individual producer(s) of all recordings, and that COMPANY shall select the musical compositions to be contained thereon after consultation with ARTIST. During the Initial Term, a minimum of three (3) sides, and during each Additional Term a minimum of ten
(10) sides per Term, shall be recorded hereunder. COMPANY shall have the right to require ARTIST to record such number of additional sides (not to exceed an aggregate of two (2) LPs per Term) as may be required to deliver to a Record Company pursuant to the Distribution Agreement. ARTIST further agrees to record all sides required to be recorded by ARTIST hereunder in accordance with the time requirements set forth in the Distribution Agreement. Each side shall be subject to COMPANY and/or the Record Company's approval as technically and commercially satisfactory and at COMPANY'S request, ARTIST agrees to re-record any composition until a commercially satisfactory side is completed.

         5. (a) COMPANY shall advance all Demo recording costs incurred in connection with the production of the sides recorded prior to the execution of the Distribution Agreement, inclusive but not limited to studio time, Producer's fees, aux. gear, engineer, tape, inter alia. COMPANY shall recoup said costs out of the initial funds received through the Distribution Agreement or from any other funds received by ARTIST through utilization of any of the subject recordings.

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         (b) The Record Company shall advance all Recording costs incurred in connection with the production of the sides recorded pursuant to the Distribution Agreement. As used in this Paragraph 5(b), "Recording Costs" shall be defined as the term is defined in the Distribution Agreement. If the Demos or any part thereof are incorporated in the masters exploited by the Record Company pursuant to the Distribution Agreement, COMPANY shall be entitled to be reimbursed for those of the Demo Recording Costs which relate to the portions of the Demos so incorporated out of the recording budget made available by the Record Company for the recording of such masters.

         6. (a) COMPANY shall pay ARTIST recoupable advances as follows:

            (i) Immediately upon execution of this AGREEMENT an advance in the sum of Thirty five Hundred Dollars ($3500).

            (ii) With respect to singles if recorded separate from an album project pursuant to the Distribution Agreement: One Thousand Dollars per single ($1000);

            (iii) With respect to albums recorded pursuant to the Distribution
            Agreement: Seventy five Hundred Dollars ($7500);

            (iv) With respect to albums recorded and released pursuant to the Distribution Agreement in each additional option term as follows:

First additional term: Seventy-five Hundred Dollars ($7,500) Second additional term: Ten Thousand Dollars ($10,000)
Third additional term: Fifteen Thousand Dollars ($15,000) Fourth additional term: Twenty Thousand Dollars ($20,000) Fifth additional term: Twenty-five Thousand Dollars ($25,000)

               For each album recorded during any Option Period, company agrees to pay to ARTIST an Artist Advance an amount equal to the greater of: 50% of the ARTIST royalties earned by ARTIST from USNRC net sales of the preceding albums, but not less than floors and not more than ceilings set forth below in the aggregate:

          LP                  ADVANCES
          --                  --------
                              FLOOR                     CEILING

          1                 $ 7,500                    $100,000
          2                  10,000                     100,000
          3                  15,000                     100,000
          4                  20,000                     100,000
          5                  25,000                     100,000






            (v) The above advances shall be payable one-half on commencing recording and one-half on completion of recording and subject to entering into said distribution of third-party record contract.

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         (b) Subject to COMPANY's recoupment of recording and other costs, marketing expenses and tour support expenses (including, but not limited to, fifty percent (50%) of all video costs and independent promotion costs charged to COMPANY pursuant to the Distribution Agreement), and advances made to ARTIST and/or on ARTIST's behalf pursuant to this and/or any other agreement between ARTIST and COMPANY, COMPANY shall pay ARTIST a royalty of six percent (6%) for LPs and five percent (5%) for singles of at least ninety percent (90%) of the retail royalty base price set by the Record Company, subject to the customary adjustments contained in the Distribution Agreement. Should the Distribution Agreement pay royalties on other than ninety percent (90%) of the retail royalty base price, the parties agree to conform this Agreement to that distribution agreement. In the further event option terms are exercised, then ARTIST shall be granted a royalty increase of one-half (1/2) point on LPs in each additional term as follows:

          First additional term:         Six percent (6%)
          Second additional term         Six and one-half percent (6.5%)
          Third additional term:         Seven percent (7%)
          Fourth additional term:        Seven and one-half percent (7.5%)
          Fifth additional term:         Eight percent (8%)

         Royalties would be increased by one-half percent (1/2%) should any release reach gold sales status and an additional increase of one-half percent (1/2%) for a total of one percent (1%) should any release reach platinum sales status.

             7. (a) As to masters embodying performances of ARTIST together with the performances of another artist or artists, the royalty rate otherwise payable hereunder with respect to sales of any record derived from any such master and the recording costs and/or advances otherwise payable by Company hereunder with respect to any such master shall be prorated by multiplying such royalty rate or recording costs and/or advances by a fraction, the numerator of which is one (1) and the denominator of which is the total number of artists whose performances are embodied on such master.

         8. COMPANY and ARTIST's designees shall have the exclusive right to use Artist's name and likeness for trade, advertising and publicity purposes in connection with phonograph records embodying ARTIST's performances during the Term hereof, and in promoting COMPANY and/or the Record Company.

         9. ARTIST hereby warrants the following, and agree to indemnify COMPANY and all parties claiming rights through COMPANY, with respect to any costs incurred in connection with claim arising out of a breach or alleged breach of same:

                  (a) ARTIST has the right to enter into this AGREEMENT

                  (b) During the initial and Additional Terms hereof, ARTIST shall not perform for the purpose of making records for anyone other than COMPANY and/or the Record Company and shall not authorize the use of ARTIST's names, likenesses or other identification for the purpose of distributing, selling, advertising or exploiting records for anyone other than COMPANY and/or the Record Company anywhere in the world;

                  (c) ARTIST shall not perform any selection recorded hereunder for the purpose of making records for anyone other than COMPANY and/or the Record Company for the later of five (5) years after the initial release of the respective record containing such selection or two (2) years after the expiration or other termination of this AGREEMENT (the "Re-Recording Restriction"); and

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                  (d) If ARTIST makes any sound recording during the Initial and
Additional Terms hereof for motion pictures, television, electrical transcriptions or any other medium, or should ARTIST thereafter perform for any such purpose any selection recorded hereunder to which the Re-Recording Restriction then applies, ARTIST will do so only pursuant to a written agreement, of which ARTIST shall furnish COMPANY with a copy upon execution, prohibiting the use of such recordings for record purposes anywhere in the world.

         10. As between ARTIST and COMPANY, COMPANY shall own all right, title and interest, including worldwide copyrights and renewal copyrights, in all recordings recorded hereunder and COMPANY shall have the right to transfer, license or assign its interest in same as COMPANY sees fit. COMPANY shall for purposes of the foregoing be deemed to be ARTIST's "employer for hire." ARTIST acknowledges that expiration or other termination of the term of this AGREEMENT shall not affect ARTIST's rights as aforesaid. COMPANY shall have the right to assign this AGREEMENT or any of COMPANY rights and obligations hereunder.
ARTIST may not assign this AGREEMENT or any of ARTIST's rights hereunder without COMPANY'S prior written consent.

         11. ARTIST understands that this AGREEMENT applies to ARTIST as an individual performing artist and/or as members of any combination of performing artists with whom Artist is or may become associated during the Term hereof. ARTIST shall have the right to perform for others as a "background singer" in accordance with the standard customs in the recording industry, subject to any restrictions contained in any Distribution Agreement, including without limitation that Artist shall not receive any credit on the record, tape or CD label, nor the front side of any album, cassette or CD cover or container, and that COMPANY and the Record Company shall receive a "courtesy of" credit on the rear side of all such covers and containers.

         12. (a) ARTIST agree that as used herein, the term "recording" shall include any and all types of studio and audio/visual recordings now or hereafter known, and that COMPANY also shall be solely and exclusively entitled to ARTIST's services in connection with such audio/visual recordings, and shall be deemed the sole and exclusive owner of such audio/visual recordings to the same extent as provided for herein in respect of audio recordings. As used herein, a "video" shall mean an audio/visual recording embodying sound and visual images of a performance by ARTIST, including but not limited to so-called "promotional" and "in-concert" videos.

             (b) subject to ARTIST's other professional commitments, ARTIST shall upon COMPANY'S request, appear on dates and at film studios or other locations designated by COMPANY on reasonable notice to ARTIST for filming, taping or other permanent fixation of Videos of ARTISTS' performances of selections designated by COMPANY, and ARTIST shall cooperate fully with COMPANY and with COMPANY'S designees in the creation of such Videos. All production costs paid or incurred by COMPANY and/or COMPANY'S affiliates in connection with the creation of Videos shall be recoupable in the manner and by the method set forth in Paragraph 6(a) above.

             (c) COMPANY and/or the Record Company shall have the right to use and allow others to use the Videos for advertising and promotional purposes with no payment to ARTIST or COMPANY. As used herein, "advertising and promotional purposes" shall mean all uses for which COMPANY or the Record Company receive no monetary consideration for licenses in excess of a reasonable reimbursement for the actual costs incurred by COMPANY or the Record Company for tape stock, duplication of the Video and shipping.

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             (d) COMPANY and the Record Company shall also have the right to use and allow others to use each Video for commercial purposes. As used herein, "commercial purposes" shall mean any use for which COMPANY or the Record Company receives monetary consideration for licenses in excess of a reasonable amount as reimbursement for the actual costs incurred by COMPANY or the Record Company for tape stock, duplication of the Video and shipping.

             (e) COMPANY and the Record Company shall have the right to use and publish ARTIST's names, likenesses and biographical materials concerning ARTISTs in each Video and for advertising purposes of trade in connection with the sale and other exploitation of each Video hereunder.

         13. COMPANY shall compute the monies received by COMPANY pursuant to the Distribution Agreement during the semiannual period ending December 31 and June 30 and shall submit a statement and pay monies due by March 31 and September 30, respectively. Said statements or statement shall state royalties due after deducting any and all unrecouped advances and chargeable costs under this agreement and/or any other agreement between ARTIST and COMPANY. All such statements rendered by COMPANY shall be binding by ARTIST and not subject to any objection for any reason unless specific written objection, stating the basis thereof, is received by COMPANY within one (1) year of the date rendered, in which event such statements shall be binding in all respects except those specifically objected to as aforesaid. ARTIST shall have the right to audit COMPANY'S books and records in connection with those statements with respect to which ARTIST's rights to object have not expired pursuant to the preceding sentence. Any such audit shall take place only after reasonable prior written notice during business hours and no more often than once per year.

         14. a. ARTIST agrees that COMPANY may grant to the Record Company mechanical licenses at reduced rates (but not less than seventy-five percent (75%) of then-statutory rate with the customary imputed maximum number of sides, currently ten (10), for any composition written, owned or controlled by ARTIST in whole or in part, which ARTIST records hereunder.

             b. ARTIST hereby grants exclusively to COMPANY (or to COMPANY's designated publishing entity) all of the rights throughout the Universe which are specified in Exhibit "A" annexed hereto in all musical compositions which you may write or compose in whole or in part during the Term hereof (or which are acquired directly or indirectly by you or by any person, firm or coperation with which ARTIST is affiliated during the term hereof) and those COMPOSITIONS set forth on the Schedule of Assigned Compositions annexed hereto.

             15. ARTIST hereby grants to COMPANY and COMPANY's designees all merchandising rights and the sole and exclusive rights to use ARTIST's name (both legal and professional), likeness, picture and portrait in any manner whatsoever in connection with the exercise of the merchandising rights herein granted and/or the exploitation of all records produced and/or distributed hereunder. COMPANY agrees to consult with ARTIST for prior approval on any and all merchandising deals on behalf of ARTIST. COMPANY shall have the right to grant others (including the Record Company and companies affiliated with COMPANY or the Record Company), upon such terms as COMPANY shall deem proper. COMPANY shall pay ARTIST fifty percent (50%) of all net income received from the exploitation of said merchandising rights.

             16. ARTIST hereby acknowledges that ARTIST's services are unique and extraordinary, the loss of which cannot be adequately compensated by an action of law, and that COMPANY shall be entitled to injunctive relief in the event of ARTIST's breach thereof.

             17. ARTIST agrees to sign all so-called "artist inducement letters" or other documents which COMPANY or the Record Company may require in connection with the execution or operation of the Distribution Agreement and to otherwise perform for COMPANY in accordance with all of the terms and conditions of the Distribution Agreement insofar as ARTIST's obligations in connection therewith are concerned.

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             18. ARTIST agrees that if, in ARTIST's opinion, COMPANY has breached this agreement, ARTIST shall deliver to COMPANY, by registered mail, return receipt requested, a written notice specifying the alleged breach and COMPANY shall have sixty (60) days from receipt of such notice to substantially cure such alleged breach. Such alleged breach shall not be grounds for any action, claim or suit, in law or in equity, unless the alleged breach shall not have been substantially cured within said sixty (60)-day period

             19. COMPANY shall have the right, at COMPANY's election, to suspend the operation of this agreement if for any reason whatsoever ARTIST is unable or unwilling to render any services in accordance with the terms hereof or for reasons of force majeure or for any such reason the term of the Distribution Agreement is suspended. Such suspension shall commence upon written notice to ARTIST and shall last for the duration of any such unavailability or unwillingness to render services or, if COMPANY prefers, COMPANY shall have the right to terminate this agreement by written notice during any such period of suspension. At COMPANY's election, a period of time equal to the duration of such suspension shall be added to the Term hereof, and COMPANY's dates for exercise of COMPANY's options hereunder shall be accordingly postponed. The foregoing shall be in addition to any other rights or remedies COMPANY may have at law or in equity

             20. Nothing herein shall be deemed to result in an extension of the Term of this agreement for a period in excess of the maximum term permitted by applicable law for the enforcement of personal service agreements.

             21. Each party warrants that such party has read and understands the term herein. ARTIST acknowledges having been advised to seek independent legal counsel in connection with the negotiation hereof and whether or not ARTIST has done so, ARTIST hereby waives any right ARTIST might have to challenge the validity of this agreement based on ARTIST's failure to understand its term.

             The parties acknowledge that as a result of COMPANY's principals' relationship in multiple roles (certain principals may be considered as publisher and/or manager and/or producer, for example), there exists a potential conflict of interest. This shall confirm that ARTIST has been advised of this potential conflict of interest, and ARTIST consents to the parties' continued relations despite this potential conflict of interest.

             Neither COMPANY nor any of its principals have acted as legal counsel on behalf of ARTIST in regard to this AGREEMENT. Furthermore, COMPANY has encouraged ARTIST to obtain independent counsel prior to executing this AGREEMENT.

             22. Courtesy copies of all notices sent hereunder to COMPANY shall be sent to COMPANY's attorney, Lloyd Zane Remick, Esq., Burditt & Radzius, Ch., 1608 Walnut Street, Suite 703, Philadelphia, PA 19103.

             23. This AGREEMENT shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, applicable to agreements to be entered into and wholly performed therein. This AGREEMENT represents the sole and final agreement between the parties, and may not be modified except by an instrument in writing signed by both parties.

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             IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the day and year first above written.

WALL STREET RECORDS, INC. ("COMPANY")



BY: /s/ Joseph Marrone, Esq.
   -------------------------------
   JOSEPH MARRONE, ESQ., PRES.


GRANT ELDRIDGE p/k/a EL-DREX ("ARTIST")


BY: /s/ Grant Eldridge
   -------------------------------
   GRANT ELDRIDGE